Exhibit 99.2

Date:	January 15, 2008

Maggie Sayre
Public Relations Representative
MQ Associates, Inc.
202-460-3647
maggie@sayreconsulting.com

MedQuest, Inc. announces redemption of all outstanding 11⅞% Senior Subordinated Notes due 2012

Alpharetta, GA — MedQuest, Inc. (“MedQuest”) announced today that it has called for redemption all of its outstanding 11 7/8% Senior Subordinated Notes due 2012 (CUSIP No. 58505DAD1) (the “Notes”). Interest on the Notes will cease to accrue on the redemption date, which is February 15, 2008. The cash redemption price for the Notes is 105.938% of the outstanding principal amount thereof.  MedQuest will also pay accrued and unpaid interest of $59.38 for each $1,000 principal amount of the Notes redeemed, which represents accrued and unpaid interest up to, but not including, the redemption date.  As of January 15, 2008, $177,168,000 aggregate principal amount of the Notes were outstanding.

The formal redemption notice required by the indenture pursuant to which the Notes were issued has been sent to the trustee.  The redemption of the Notes and the payment of the redemption price will be in accordance with the terms specified in the redemption notice and the redemption procedures of the trustee

Forward Looking Statements

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MQ Associates’ future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MQ Associates’ current expectations and are subject to a number of risks, uncertainties and assumptions.  MQ Associates can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the recently closed merger with Novant, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MQ Associates’ Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other periodic reports filed with the SEC. MQ Associates undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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MedQuest is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  MedQuest centers provide high quality diagnostic imaging services using a variety of technologies including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest operates a network of 92 centers in 13 states located primarily throughout the southeastern and southwestern United States.